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                                                                    EXHIBIT 23.1

The Board of Directors
Immune Response, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 25, 2000, states that we have audited the balance sheet of Immune Response, Inc. (a development stage enterprise) as of December 31, 1999, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for year ended December 31, 1999 and for the period from May 14, 1984 (inception) to December 31, 1999. The statements of operations, stockholders' equity, and cash flows for the period May 14, 1984 (inception) to December 31, 1999 include amounts for the period from May 14, 1984 (inception) to December 31, 1998 and for the year ended December 31, 1998, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period May 14, 1984 through December 31, 1998 is based solely on the report of the other auditors.

Our report dated March 25, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




Columbus, Ohio
April 25, 2000
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The Board of Directors
Opticon Medical Inc.:

We consent to the inclusion of our report dated March 24, 2000, with respect to the balance sheet of Opticon Medical Inc. (a development stage enterprise) as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1999 and for the period from July 28, 1994 (inception) to December 31, 1999, which report appears in the Form SB-2 of Immune Response, Inc. dated April 25, 2000. The statements of operations, stockholders' equity (deficit), and cash flows for the period July 28, 1994 (inception) to December 31, 1999 include amounts for the period from July 28, 1994 (inception) to December 31, 1998 and for the year ended December 31, 1998, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period July 28, 1994 through December 31, 1998, is based solely on the report of the other auditors.

Our report dated March 24, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




Columbus, Ohio
April 25, 2000